Exhibit 99.2

Investor Relations	Press Contact
Debbie Laudermilk	Nate Long,
Investor Relations Specialist	Marketing Communications Manager
SigmaTel, Inc.	SigmaTel, Inc.
512.381.3931	512.381.3913
investor.relations@sigmatel.com	nlong@sigmatel.com

SigmaTel Reports Record First Quarter Revenues and Profits

Quarterly Revenues Up by 215 Percent Year-Over-Year

AUSTIN, Texas – April 19, 2005 - SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog-intensive mixed-signal integrated circuits, today announced results for the quarter ended March 31, 2005. First quarter revenues were $99.3 million, a sequential increase of 26% from fourth quarter 2004 revenues of $78.6 million and up 215% from revenues of $31.5 million in the first quarter of 2004. Pro forma adjusted net income for the first quarter of 2005 was $25.4 million, representing earnings of $0.67 per diluted share, compared to $7.9 million or $0.21 per diluted share in the first quarter of 2004 and a 20% increase from the fourth quarter proforma adjusted net income results of $21.0 million or $0.56 per diluted share.

Financial Results

Under generally accepted accounting principles (GAAP), net income for the first quarter of 2005 was $25.5 million or $0.68 per diluted share, compared to $6.9 million, or earnings per diluted share of $0.18, in the first quarter of 2004 and $19.5 million or $0.52 per diluted share in the fourth quarter of 2004. This GAAP net income includes non-cash charges related to deferred stock-based compensation for all periods and a tax-effected $250,000 adjustment in the first quarter of 2005 to the charge taken in 2004 related to the relocation of the company’s Austin, Texas operations. These charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below. The first quarter 2005 results included income taxes at an effective tax rate of 34% which compares to an effective tax rate of 2% in the first quarter of 2004 and 23% in the fourth quarter of 2004.

As of March 31, 2005, SigmaTel reported cash and short-term investments of $150.7 million, which is up from the December 31, 2004 balance of $141.7 million.

“We are particularly pleased to present another quarter of record results for our shareholders,” said Ron Edgerton, chief executive officer and president of SigmaTel. “Our focus on ‘Integration via Innovation’ has continued to bring design wins through our superior power management techniques, industry-leading firmware and mixed-signal expertise. Our 3500 family of solutions has elevated our company to this level and we are confident that our new generation of multimedia products will continue the rapid pace of adoption that our current products have enjoyed.”

SIGMATEL REPORTS RECORD REVENUES FOR THE FIRST QUARTER OF 2005

Business Summary

SigmaTel’s sales during the quarter of over 14 million portable SoC solutions into flash and hard-drive MP3 players, as well as continuing new design wins, validates SigmaTel customers’ conviction that the 3500 solution is leading the industry. To enhance this growth, several features were added recently to the 3500 including support for JPEG playback capabilities and for large block MLC flash memory, delivering lower cost per bit. Furthermore, with the implementation of Microsoft’s new DRM technology, typically referred to as Janus/MTP, the 3500 is the only product presently able to deliver support for both PD DRM and Janus/MTP in a single solution for the flash player market. To further strengthen and broaden its leadership in the portable multimedia SoC market, SigmaTel has taped out its next generation solution, the 3600. The company has been working with select Alpha customers on product development. “The ARM9 architecture adopted for the 3600 family will allow our customers more flexibility, enabling new features such as video and PDA-like functionality, providing an enduring platform that will remain compatible for generations to come,” said Edgerton.

The company’s audio codec area continues to gain momentum. The introduction of SigmaTel’s first 8-channel high-fidelity codecs for PC and convergent media applications provides the highest audio quality levels in the industry today including theater quality surround sound for high end PC applications. These products were also selected and featured within next-generation Intel development platforms unveiled at the recent Spring Intel Developer Forum. Also SigmaTel expects to report new design wins in the branded desktop and notebook PC market to complement the company’s existing healthy notebook PC position.

In mid-March SigmaTel filed a formal complaint with the International Trade Commission against Actions Semiconductor, based in China, seeking to halt the infringement of SigmaTel’s intellectual property rights. The company is also requesting that the ITC order a halt of shipments to the U.S. of products containing Actions’ infringing technology. One of Actions’ customers has already agreed to stop using the Actions technology, will pay royalties on the past shipments and agreed to use SigmaTel’s product over the next 2 years. SigmaTel’s CEO stated, “We are committed to taking whatever measures are necessary to protect the integrity of our intellectual property and the investment of our customers and stakeholders.”

SigmaTel added 75 employees to its workforce during the first quarter of 2005, primarily in the area of research and development. As of March 31, 2005, SigmaTel had 318 full-time equivalent employees, compared with 243 at the end of the year. This increase also reflects the expansion of the company’s engineering center in Hong Kong, as well as new offices in Taiwan and Singapore. By providing local SigmaTel support to customers, the company is able to emphasize its already strong commitment to the area.

Business Outlook

“Our portfolio of design-winning products has grown significantly and the financial success from these solutions has allowed the company to enhance our current offerings and examine other areas where we can use our mixed-signal expertise to integrate and innovate,” said Mr. Edgerton. “We believe the dominance of our products in these target markets will continue as we introduce a new generation of multimedia chips. Carefully monitoring the various components of the

SIGMATEL REPORTS RECORD REVENUES FOR THE FIRST QUARTER OF 2005

competitive market conditions, as well as the needs of our customers, our goal remains at a minimum to maintain, if not enhance, our substantial technological lead and the resulting financial performance. The continuing development of new and existing customer relationships should positively impact our results through the end of the year. We have carefully considered all of these issues along with expected business developments and factored them into our guidance for the second quarter.”

Specific guidance for the second quarter of 2005:

•	Revenues are expected to be between $86.0 million and $95.0 million, up 135% to 160% when compared to the $36.6 million of revenues in the second quarter of 2004.

•	Gross margin is expected to be approximately 56 percent. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

•	Pro forma net income is expected to be between $18.3 million and $21.5 million, including a provision for income taxes at a rate of 34 percent. This excludes the amortization of non-cash deferred stock-based compensation of approximately $0.2 million.

•	GAAP net income is expected to be between $18.1 million and $21.3 million, including a provision for income taxes at a rate of 34 percent.

•	Proforma diluted EPS is expected to be between $0.48 and $0.57.

Conference Call Today

A conference call will be held today, April 19, 2005, beginning at 3:30 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor.relations. Replays of the call will be available at this web address and via telephone at 800-633-8284 (U.S.) and 402-977-9140 (international) by entering reservation number 21236389. These replays will be available through May 19, 2005.

About SigmaTel:

SigmaTel, Inc., a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Readers may obtain investment information from the company’s investor relations department at (512) 381-3931, by sending email to investor.relations@sigmatel.com, or on the Web at www.sigmatel.com/investor.relations.

SIGMATEL REPORTS RECORD REVENUES FOR THE FIRST QUARTER OF 2005

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that SigmaTel may not be able to maintain its high growth rate; risks that adverse changes in the global economy may reduce demand for SigmaTel’s products; risks that shortages of supply for other components of MP3 players may limit customer demand to purchase SigmaTel’s portable audio SoCs; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronics products and other factors; risks that SigmaTel’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to SigmaTel’s lack of long term supply contracts with foundries and tightening foundry capacity; risks that SigmaTel may not be able to successfully manage strains associated with its growth; risks that SigmaTel’s new products under development may not be completed in a timely fashion and may not achieve market acceptance; risks with managing international activities; intellectual property litigation risk; dependence on a limited number of products; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities, distributors, and customers in the Pacific Rim, subjecting SigmaTel to risks of natural disasters, epidemics (such as SARS), and political unrest; and other factors. For a discussion of these and other factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the 424(b)(4) final prospectuses filed September 19, 2003 and February 19, 2004, the Form 10-Qs that were filed on October 29, 2003, April 20, 2004, July 20, 2004 and October 19, 2004, the Form 10-K that was filed on February 17, 2004, and the Form 10-K that SigmaTel filed February 8, 2005 covering the annual period ended December 31, 2004, and the Form 10-Q that SigmaTel anticipates filing shortly covering the quarterly period ended March 31, 2005.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding certain non-cash charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q1 2005 earnings conference call can be found on the company’s website at www.sigmatel.com/investor.relations.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

SIGMATEL REPORTS RECORD REVENUES FOR THE FIRST QUARTER OF 2005

SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands)

	Three Months Ended March 31,
	2005	2004
Net income as reported	$25,530	$6,931
Pro forma adjustments:
Deferred stock-based compensation (tax effected)	117	975
Partial reversal of lease abandonment charge (tax effected)	(250)	—

Pro forma net income	$25,397	$7,906

Diluted weighted average shares outstanding	37,756	38,446

Diluted net income per share, as reported	$0.68	$0.18

Diluted net income per share, pro forma	$0.67	$0.21

SIGMATEL REPORTS RECORD REVENUES FOR THE FIRST QUARTER OF 2005

SIGMATEL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues, net	$99,338	$31,500
Cost of goods sold	42,294	14,784

Gross Profit	57,044	16,716

Operating Expenses:
Research and development	11,870	6,083
Selling, general and administrative	7,114	2,899
Amortization of deferred stock-based compensation	180	995

Total operating expenses	19,164	9,977

Operating income	37,880	6,739

Interest income, net	822	333

Income before income taxes	38,702	7,072

Income tax expense	13,172	141

Net income	$25,530	$6,931

BASIC NET INCOME PER SHARE	$0.72	$0.20

DILUTED NET INCOME PER SHARE	$0.68	$0.18

WEIGHTED AVERAGE SHARES USED TO COMPUTE:

Basic net income per share	35,398	34,487

Diluted net income per share	37,756	38,446

SIGMATEL REPORTS RECORD REVENUES FOR THE FIRST QUARTER OF 2005

SIGMATEL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$30,221	$27,246
Short-term investments	120,527	114,451
Accounts receivable, net	62,090	34,195
Inventories, net	37,106	19,411
Deferred tax asset, net	8,375	7,613
Prepaid expenses and other assets	4,689	4,241

Total current assets	263,008	207,157

Property, equipment and software, net	8,638	7,116
Intangible assets, net	4,729	4,357
Other assets	1,139	1,285

Total assets	$277,514	$219,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$35,134	$23,016
Accrued compensation	2,350	3,884
Other accrued expenses	2,292	2,459
Income taxes payable	1,587	239
Deferred revenue	13,604	7,286
Current portion of long-term obligations	903	1,223

Total current liabilities	55,870	38,107

Non-current income taxes payable	6,646	—
Other liabilities	491	892

Total liabilities	63,007	38,999

Stockholders’ equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 35,735 and 35,645 at 2005 and 35,205 and 35,115 at 2004, respectively	4	4
Additional paid-in capital	181,470	173,480
Notes receivable from stockholders	(7)	(7)
Deferred stock-based compensation	(1,207)	(1,278)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated surplus	34,988	9,458

Total stockholders’ equity	214,507	180,916

Total liabilities and stockholders’ equity	$277,514	$219,915

SIGMATEL REPORTS RECORD REVENUES FOR THE FIRST QUARTER OF 2005

SIGMATEL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$25,530	$6,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,413	1,005
Amortization of deferred stock-based compensation	180	995
Amortization of premium and accretion of discount on securities	80	94
Deferred income tax benefit	(569)	—
Lease abandonment adjustments	(385)	—
Tax benefit related to exercise of employee stock options	5,355	—
Other non-cash (benefit) expense	(188)	50

Changes in assets and liabilities:
Accounts receivable, net	(27,895)	(428)
Inventories, net	(17,695)	(624)
Prepaid expenses and other assets	(495)	(1,084)
Accounts payable	12,118	(2,386)
Accrued expenses	(1,681)	(338)
Income taxes payable	7,994	(59)
Deferred revenue and other liabilities	5,975	902

Net cash provided by operating activities	9,737	5,058

Cash flows from investing activities:
Proceeds from maturities of short-term investments	29,275	—
Purchase of short-term investments	(35,431)	(42,410)
Purchase of property, equipment, software and intangible assets	(3,307)	(2,878)

Net cash used in investing activities	(9,463)	(45,288)

Cash flows from financing activities:
Payments on capital lease obligations	(13)	(11)
Proceeds from notes receivable from stockholders	—	104
Proceeds from issuance of common stock, net of issuance costs	2,714	8,113

Net cash provided by financing activities	2,701	8,206

Net increase (decrease) in cash and cash equivalents	2,975	(32,024)
Cash and cash equivalents, beginning of period	27,246	61,841

Cash and cash equivalents, end of period	$30,221	$29,817